Exhibit 10.4
OMNIBUS JOINDER TO LOAN DOCUMENTS AND THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND LIMITED WAIVER
THIS OMNIBUS JOINDER TO LOAN DOCUMENTS AND THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND LIMITED WAIVER (this “Agreement”), entered into as of May 11, 2017, is made and entered into by and among SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (“Lender”), HOOPER HOLMES, INC., a New York corporation (“Hooper Holmes”), HOOPER DISTRIBUTION SERVICES, LLC, a New Jersey limited liability company (“Hooper Distribution”), HOOPER WELLNESS, LLC, a Kansas limited liability company (“Hooper Wellness”), ACCOUNTABLE HEALTH SOLUTIONS, LLC, a Kansas limited liability company (“Accountable Health”), HOOPER INFORMATION SERVICES, INC., a New Jersey corporation (“Hooper Information”), and HOOPER KIT SERVICES, LLC, a Kansas limited liability company (“Hooper Kit”, together with Hooper Holmes, Hooper Distribution, Hooper Wellness, Accountable Health, and Hooper Information, individually, as an “Existing Borrower,” and collectively as “Existing Borrowers”), and, immediately prior to the consummation of the Merger (defined below), PIPER MERGER CORP., a New York corporation (the “Merger Sub”), and, immediately following the consummation of the Merger, PROVANT HEALTH SOLUTIONS, LLC, a Rhode Island limited liability company (“Provant Health”, and together with Merger Sub, individually and collectively, the “New Borrower”, and together with Existing Borrowers, individually as a “Borrower,” and collectively as “Borrowers”).
WHEREAS, Existing Borrowers and Lender are parties to that certain Credit and Security Agreement dated as of April 29, 2016 (as the same may from time to time be amended, restated, supplemented or otherwise modified, collectively, the “Credit Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Lender has made certain credit facilities available to Existing Borrowers. The Credit Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto are referred to herein collectively as the “Existing Loan Documents.”
WHEREAS, Borrower (a) has failed to maintain Consolidated Unencumbered Liquid Assets of at least $750,000 as measured on March 31, 2017 as required pursuant to Section 7.1 of the Credit Agreement, (b) has failed to achieve Aggregate Revenue for the twelve (12) consecutive month period ending March 31, 2017 of at least $41,000,000 as required pursuant to Section 7.1 of the Credit Agreement, (c) has failed to achieve EBITDA, on a consolidated basis, for the twelve (12) consecutive month period ending March 31, 2017 of at least $500,000 as required pursuant to Section 7.1 of the Credit Agreement, and (d) has failed to comply with Sections 7.13.1, 7.13.2 and 7.13.3 of that certain Credit Agreement dated as of April 17, 2015 by and among Borrowers and Closing Date Subordinated Creditor as amended, as required pursuant to Section 8.1(f) of the Credit Agreement, each of which failures constitutes an Event of Default under Section 8.1 of the Credit Agreement (collectively, the “Subject Events of Default”).
WHEREAS, Hooper Holmes desires to enter into that certain Agreement and Plan of Merger dated as of March 7, 2017 by and among Hooper Holmes, Merger Sub, Provant Health, and Wellness Holdings, LLC, a Delaware limited lability company (the “Seller”), as amended by that certain Waiver and Consent dated as of April 19, 2017 (as amended, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into Provant Health in a reverse triangular merger, with Provant Health surviving such merger (the “Merger”) as a result of which Hooper Holmes will become the sole member of Provant Health and in exchange for which Hooper Holmes will issue to the Seller (or the Seller Members (as defined in the Merger Agreement), including, without limitation, Century Focused Fund III, L.P., a Delaware limited partnership (“Century Focused Fund”)) the right to receive certain shares of Hooper Holmes’s Common Stock, as set forth in more detail in the Merger Agreement.
WHEREAS, Existing Borrowers have requested and Lender has agreed, among other things, (i) that Lender waive the Subject Events of Default, (ii) that Lender consent to the Merger, (iii) that New Borrower be added as a co-obligor under the Loan and all other Loan Documents, and (iv) to amend the terms and conditions of the Existing Loan Documents, in each case pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Defined Terms. Initially capitalized terms used herein and not defined herein that are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement (as amended hereby).
2.    Limited Waiver. Lender hereby waives compliance by the Borrower with the Credit Agreement with respect to the Subject Events of Default only. Lender’s waiver of non-compliance with the Credit Agreement is limited to the specific instances of the Subject Events of Default and shall not be deemed a waiver of or consent to any other failure to comply with the Credit Agreement. Such waiver shall not prejudice or constitute a waiver of any right or remedies which Lender may have or be entitled to with respect to any other breach of the Credit Agreement. The waiver is for this particular instance and shall not be construed as a waiver of any other presently existing or future Event of Default.
3.    Consent. Lender hereby acknowledges, approves of, and consents to Hooper Holmes entering into the Merger Agreement and consummating the transactions contemplated thereby and set forth in more detail therein.
4.    Joinder of New Borrower.
(a)    The parties hereto agree that New Borrower shall from and hereafter be deemed a “Borrower”, a “Grantor” and an “Issuer”, for all purposes of the Credit Agreement and the other Loan Documents, as applicable. Accordingly, New Borrower hereby agrees to be bound by all of the conditions, covenants, representations, warranties, and other agreements set forth in the Credit Agreement and the other Loan Documents, and hereby agrees to promptly execute all further documentation required by Lenders to be executed by New Borrower, consistent with the terms of the Credit Agreement.
(b)    New Borrower hereby makes each of the representations and warranties set forth in Article V of the Credit Agreement. Each such representation and warranty, together with each of the revised Schedules attached as Exhibit A to this Amendment, is hereby incorporated by reference into the Credit Agreement and made a part thereof. Each representation and warranty of New Borrower hereunder shall be deemed remade as to New Borrower as of any date on which representations and warranties of the Borrowers are made or deemed made under the Credit Agreement or any other Loan Document.
(c)    In order to secure prompt payment and performance of all Obligations now existing or hereafter arising, created or incurred, New Borrower hereby grants to Lender a continuing security interest in, and a right to set off against, any and all right, title and interest of New Borrower, to and under all Collateral (as that term is defined in the Credit Agreement) now existing or hereafter arising.

(d)    The security interest granted by New Borrower in such Collateral shall secure all of the Obligations and shall attach to all such Collateral without further action on the part of Lender or New Borrower. New Borrower authorizes Lender to file financing statements that describe such Collateral in any jurisdiction and with or without New Borrower’s authentication or signature, and describing such Collateral as set forth in the Credit Agreement. A carbon, photographic, electronic or other reproduction of a financing statement that covers such Collateral, with or without New Borrower’s authentication or signature, will be sufficient as a financing statement for any of the purposes specified by the UCC.
(e)    New Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents. New Borrower expressly understands, agrees and acknowledges that: (i) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (ii) each Borrower has requested that Lender extend such a common credit facility on the terms provided in the Credit Agreement, (iii) Lender will be lending against, and relying on a lien upon, those assets of New Borrower that constitute the same type of Property as that which Lender has been granted a Lien pursuant to Section 2.9 of the Credit Agreement (as such section may be amended or supplemented from time to time) even though the proceeds of any particular Advance made under the Credit Agreement may not be advanced directly to a particular Borrower, (iv) each Borrower will nonetheless benefit by the making of all such Advances by Lender and the availability of a single credit facility of a size greater than each could independently warrant, and (v) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower.
5.    Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:
(a)    Section 1.2 of the Credit Agreement is hereby amending by adding the following definitions therein in alphabetical order to read as follows:
“Century Focused Fund” shall mean Century Focused Fund III, L.P., a Delaware limited partnership.
“Lanier Payments” shall mean any and all amounts required to be paid by Borrowers in connection with the A. Lanier v. Provant Health Solutions, LLC, Alameda County Superior Court, Case No. HG15789182, matter, including, without limitation, pursuant to the settlement agreement in connection therewith.
“Lanier Reserve” shall mean, as of any date of determination, an amount sufficient to reduce availability under the Borrowing Base by (i) $100,000 for each Borrowing Date during the period from November 15, 2017 through and including December 14, 2017, (ii) $200,000 for each Borrowing Date during the period from December 15, 2017 through and including January 14, 2018, (iii) $250,000 for each Borrowing Date during the period from January 15, 2018 through and including February 14, 2018 and (iv) $300,000 for each Borrowing Date during the period from February 15, 2018 through and until such time as Lender receives evidence in form and substance satisfactory to Lender that Borrowers have paid in full in cash the Lanier Payments.
“Orneles Payments” shall mean any and all amounts required to be paid by Borrowers in connection with the Ornelas v. Hooper Holmes, Inc., United States District Court for the District of New Jersey, Case No. 3:12 CV 03016 JAP DEA, matter, including, without limitation, pursuant to the settlement agreement in connection therewith.

“Provant Health” shall mean Provant Health Solutions, LLC, a Rhode Island limited liability company.
“Third Amendment Effective Date” shall mean May 11, 2017.
(b)    Section 1.2 of the Credit Agreement is hereby amended by amending and restating in their entirety the following definitions to read as follows:
“Additional Tranche” shall mean each tranche of revolving loan commitment increases after the Closing Date in an aggregate principal amount of up to $5,000,000.
“Applicable Margin” means with respect to Revolving Loans and all other Obligations four and one-half percent (4.50%).
“Change of Control” shall mean any of the following: (a) the occurrence of a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions as a result of which the owners, directly or indirectly, of a majority of any Credit Party’s voting stock or voting power as of the date hereof cease to be entitled to elect or appoint at least a majority of such Credit Party’s Board of Directors, or (b) the resignation, termination, replacement, death, disability or any other event the result of which is the failure of the existing senior management of Borrower to function in their current capacities, unless, (i) in the case of a replacement, the replacement is reasonably acceptable to Lender, or (ii) in all other cases a replacement reasonably satisfactory to Lender is identified and engaged within 30 days following such event, (c) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Borrower’s assets to, or a consolidation or merger with or into, any other Person, other than any such transaction where immediately thereafter the surviving Person is a direct or indirect subsidiary of the Borrower, (d) the failure of Hooper Holmes to beneficially own, directly or indirectly, 100% of the issued and outstanding equity interests in all of the other Borrowers or (e) the failure of Century Focused Fund to beneficially own, directly or indirectly, 35% of the issued and outstanding equity interests in Hooper Holmes.
“Closing Date Subordinated Debt Documents” means (i) that certain Amended and Restated Credit Agreement dated as of the Third Amendment Effective Date by and among Closing Date Subordinated Creditor, the Borrowers and certain affiliates of the Borrowers party thereto from time to time and (ii) each of the other documents, instruments and agreements executed and delivered in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.
“Closing Date Subordination Agreement” mean that certain Intercreditor Agreement dated as of even date herewith by and between Closing Date Subordinated Creditor and Lender and acknowledged by Borrower, as amended by that certain First Amendment to Intercreditor Agreement dated as of the Third Amendment Effective Date.
“Intellectual Property Security Agreement” shall mean, collectively, that certain (i) Intellectual Property Security Agreement dated as of April 29, 2016 made by Hooper Holmes, Hooper Distribution, Hooper Wellness, Accountable Health, Hooper Information and Hooper Kit, in favor of Lender and (ii) Intellectual Property Security Agreement dated as of the Third Amendment Effective Date made by Provant Health in favor of Lender.

“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the greater of (a) 3.75% and (b) the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank may designate; provided that Lender may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Prime Rate, and further provided, that in no event shall the Prime Rate be lower than such rate as in effect as of the Closing Date, and further provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.
“Revolving Loan Commitment Amount” shall be $10,000,000 until such time as Lender activates an Additional Tranche pursuant to the terms and provisions of Section 2.1(a)(ii), in which case “Revolving Loan Commitment Amount” shall be, as of such date of such activation thereafter, $10,000,000 plus the amount of such Additional Tranche.
“Termination Fee” shall mean (for the time period indicated) the amount equal to two percent (2%) of the principal amount of the Revolving Loan prepaid. The Termination Fee is an “Obligation,” as that term is defined herein.
(c)    Subsection (c) of the definition of “Borrowing Base” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(c)    the amount of any reserves (including, without limitation, the Lanier Reserve) and/or adjustments against the Borrowing Base provided for in this Agreement or determined by Lender from time to time, in its Permitted Discretion, to be appropriate to reflect risks associated with the Collateral and the financial condition of Borrower.
(d)    Subsection k. of the definition of “Eligible Accounts” in Section 1.1 of the Credit Agreement is hereby amended by replacing “fifty percent (50%)” therein with “thirty-five percent (35%)”.
(e)    Section 2.1(a)(ii) of the Credit Agreement is hereby amending by amending and restating the last sentence therein to read as follows:
In the event that the Revolving Loan Commitment Amount is increased, Borrower shall pay to Lender a Facility Fee in an amount equal to one-half of one percent (0.5%) of the amount by which the Revolving Loan Commitment Amount is increased.
(f)    Section 3.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
3.1    Facility Fee
Borrower shall pay to Lender on or prior to the Third Amendment Effective Date, one-half of one percent (0.5%) of the Revolving Loan Commitment Amount, as a nonrefundable and fully earned closing fee. The fee payable pursuant to this Section 3.1 is herein referred to as the “Facility Fee”.

(g)    Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
6.10    Use of Proceeds
Borrowers shall use the proceeds of Revolving Loans solely (a) to repay existing indebtedness of Borrowers, (b) for transaction fees incurred in connection with the Loan Documents, (c) in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of the Third Amendment Effective Date by and among Hooper Holmes, Piper Merger Corp., a New York corporation, Provant Health, Wellness Holdings, LLC, a Delaware limited lability company, and (for purposes of Section 5.13 therein only) Dan Scanlon and Heather Scanlon and (d) for working capital needs of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.
(h)    Article VII of the Credit Agreement is hereby amended to add a new Section 7.17 immediately following Section 7.16 therein to read as follows:
7.17.    Litigation, Proceeding and Investigation Payments
Except with respect to the Lanier Payments and the Ornelas Payments, Borrowers shall not use the proceeds of the Loans to pay any damages, penalties, actions, judgments or settlement amounts which may be imposed on or asserted against Borrowers with respect to or arising out of, or in any way relating to, any litigation, proceeding or investigation, in an amount in excess of $150,000 at any one time or $500,000 in the aggregate in any fiscal year, in either case without Lender’s prior written consent.
(i)    Annex I of the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.
(j)    Exhibit B of the Credit Agreement is hereby amended by (i) amending and restating the Consolidated Unencumbered Liquid Assets Worksheet therein in its entirety as set forth on Exhibit C attached hereto and (ii) deleting the Fixed Charges and Fixed Charge Coverage Ratio Worksheets therein in their entirety.
6.    Representations and Warranties. Each Borrower, including, without limitation, New Borrower, represents and warrants to Lender that, before and after giving effect to this Agreement:
(a)    All warranties and representations made to Lender under the Credit Agreement and the Loan Documents are accurate in all material respects on and as of the date hereof as if made on and as of the date hereof, before and after giving effect to this Agreement.
(b)    The execution, delivery and performance by each Credit Party of this Agreement and any assignment, instrument, document, or agreement executed and delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all requisite action of the appropriate Credit Party and have been duly executed and delivered by or on behalf of such Credit Party; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any Credit Party or any of the Credit Parties’ respective properties the effect of which would reasonably be expected to have a Material Adverse Effect, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of each Credit Party, or any agreement between any Credit Party and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an Event of Default, or an event, fact, condition, breach, Default or Event of Default under, any indenture, agreement or other instrument to which any Credit Party is a party, or by which the properties or assets of any Credit Party are bound, the effect of which would reasonably be expected to have a Material Adverse Effect; (iv) except as set forth herein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any Credit Party, and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or Credit Party unless otherwise obtained.
(c)    This Agreement and any assignment, instrument, document, or agreement executed and delivered in connection herewith constitutes the legal, valid and binding obligation of each respective Credit Party, enforceable against such Credit Party in accordance with its respective terms.
(d)    Except for the Subject Events of Default, no Default or Event of Default has occurred and is continuing or would exist under the Credit Agreement or any of the Loan Documents, before and after giving effect to this Agreement.
7.    Conditions Precedent. This Agreement shall be effective upon completion of the following conditions precedent (with all documents to be in form and substance satisfactory to Lender and Lender’s counsel):
(a)    Lender shall have received this Agreement duly executed by each Borrower and each other document listed on the Closing Agenda attached hereto as Exhibit D;
(b)    Borrower shall have provided Lender with evidence of at least $2,500,000 of new equity capital contributed by Century Focused Fund and/or Paul Daoust to Seller and, subsequently, by Seller to Provant Health since January 31, 2017;
(c)    Borrower shall have provided Lender with evidence of at least $3,220,000 of new equity capital and/or subordinated debt contributed to Hooper Holmes since January 31, 2017;
(d)    Payment of all fees, charges and expenses payable to Lender on or prior to the date hereof; and
(e)    Borrowers shall have executed and/or delivered such additional documents, instruments and agreements as requested by Lender.
8.    Post-Closing Obligation. The obligations of Lender hereunder are subject to the Borrower taking, in the sole judgment of Lender, the actions identified below by the dates indicated (collectively, the “Post-Closing Obligations”), each in compliance with all terms and conditions of the Credit Agreement:
(a)    On or prior to 10 Business Days following the Third Amendment Effective Date, Borrower shall deliver to Lender a Landlord Waiver and Consent for the premises located at Unit 117 and Buildings 1 and 2, 42 Ladd Street, Warwick, Rhode Island, in form and substance satisfactory to Lender.
(b)    On or prior to 60 days following the Third Amendment Effective Date, Borrower shall provide evidence, in form and substance satisfactory to Lender, that deposit account number 3301250401 and the related lockbox maintained at Silicon Valley Bank have been closed.

(c)    On or prior to 90 days following the closing of the Merger, Borrower shall provide Lender with evidence of at least an additional $280,000 of new equity capital and/or subordinated debt contributed to Hooper Holmes since the Third Amendment Effective Date which, in the case of any indebtedness, shall be expressly subordinated to the Obligations of Borrowers hereunder pursuant to a Subordination Agreement acceptable in form and substance to Lender.
Notwithstanding anything to the contrary contained in the Loan Documents, including, without limitation, Section 8.1 of the Credit Agreement, Borrower’s failure to provide the Post-Closing Obligations to Lender on or before the dates specified in this section shall constitute an immediate Event of Default under the Credit Agreement and the other Loan Documents.
9.    Miscellaneous.
(a)    Reference to the Effect on the Credit Agreement. Upon the effectiveness of this Agreement, each reference in (i) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import or (ii) the other Loan Documents to “the Credit Agreement” shall mean and be a reference to the Credit Agreement as amended by this Agreement.
(b)    Ratification. Borrowers hereby restate, ratify and reaffirm each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof.
(c)    Release. By execution of this Agreement, Borrowers acknowledge and confirm that Borrowers do not have any actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and/or demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent arising out of or relating to this Agreement, the Credit Agreement or the other Loan Documents against any Released Party (as defined below), whether asserted or unasserted. Notwithstanding any other provision of any Loan Document, to the extent that such actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and/or demands may exist, Borrowers voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely release and forever discharge Lender, its Affiliates and its and their respective managers, members, officers, employee, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties, arising out of or relating to this Agreement, the Credit Agreement and the other Loan Documents which Releasing Parties ever had or now have against any Released Party, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated.
(d)    Security Interest. Borrowers hereby confirm and agree that all security interests and liens granted to Lender continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any liens other than liens in favor of Lender and Permitted Liens. Nothing herein contained is intended to in any way impair or limit the validity, priority and extent of Lender’s existing security interest in and liens upon the Collateral.

(e)    Costs and Expenses. Borrowers agree to pay on demand all usual and customary costs and expenses of Lender and/or its Affiliates in connection with the preparation, execution, delivery and enforcement of this Agreement and all other agreements and instruments executed in connection herewith, including, including without limitation reasonable attorneys’ fees and expenses of Lender’s counsel.
(f)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS.
(g)    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signatures sent by facsimile or electronic mail shall be deemed originals for all purposes and shall bind the parties hereto.
(h)    Loan Document. This Agreement and any assignment, instrument, document, or agreement executed and delivered in connection with or pursuant to this Agreement shall be deemed to be a “Loan Document” under and as defined in the Credit Agreement for all purposes.
[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first hereinabove written.
NEW BORROWER (immediately prior    PIPER MERGER CORP.,
to the consummation of the Merger):    a New York corporation
By:    /s/ Henry Dubois
Name: Henry Dubois
Title: President
NEW BORROWER (immediately         PROVANT HEALTH SOLUTIONS, LLC, a
following the consummation of the Merger):     Rhode Island limited liability company
By:    /s/ Henry Dubois
Name: Henry Dubois
Title: Chief Executive Officer

Signature Page to Omnibus Joinder to Loan Documents and Third Amendment to Credit and Security Agreement and Limited Waiver

EXISTING BORROWER:
HOOPER HOLMES, INC., a New York corporation
HOOPER WELLNESS, LLC, a Kansas limited liability company
ACCOUNTABLE HEALTH SOLUTIONS, LLC, a Kansas limited liability company
HOOPER INFORMATION SERVICES, INC., a New Jersey corporation
HOOPER KIT SERVICES, LLC, a Kansas limited liability company

By:  /s/ Steven Balthazor
Name: Steven Balthazor
Title: Chief Financial Officer

As Chief Financial Officer of each of the above entities and, in such capacity, intending by this signature to legally bind each of the above entities

HOOPER DISTRIBUTION SERVICES, LLC, a New Jersey limited liability company By: /s/ Steven Balthazor Name: Steven Balthazor Title: Manager

Signature Page to Omnibus Joinder to Loan Documents and Third Amendment to Credit and Security Agreement and Limited Waiver

LENDER:	SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership By: /s/ Bradley Asness Name:Bradley Asness Title: Authorized Signatory

Signature Page to Omnibus Joinder to Loan Documents and Third Amendment to Credit and Security Agreement and Limited Waiver

EXHIBIT A
UPDATED SCHEDULES
See attached.

EXHIBIT B
ANNEX I
FINANCIAL AND LOAN COVENANTS
1.    Consolidated Unencumbered Liquid Assets.
Not permit the Consolidated Unencumbered Liquid Assets on the last day of the fiscal quarter ending June 30, 2017 to be less than $500,000, on the last day of the fiscal quarter ending September 30, 2017 to be less than $750,000, and on the last day of any fiscal quarter thereafter to be less than $1,000,000.
2.    Minimum Aggregate Revenue.
Not permit the Aggregate Revenue for the applicable period of measure set forth below ending on the last Business Day of any fiscal quarter (designated by “Q” in the table below) to be less than the applicable amount set forth in the table below for such period.

	Minimum LTM Aggregate Revenue (in millions of Dollars) as of the end of:
Three (3) consecutive month period ending Q2 2017	Six (6) consecutive month period ending Q3 2017	Nine (9) consecutive month period ending Q4 2017	Twelve (12) consecutive month period ending Q1 2018	Twelve (12) consecutive month period ending Q2 2018	Twelve (12) consecutive month period ending Q3 2018	Twelve (12) consecutive month period ending Q4 2018	Twelve (12) consecutive month period ending Q1 2019 and each fiscal quarter thereafter
$10.5	$26.0	$53.0	$69.0	$70.0	$71.0	$74.0	$75.0

3.    Minimum EBITDA.
Not permit the EBITDA of Borrower, on a consolidated basis, for the twelve (12) consecutive month period ending on the last Business Day of any fiscal quarter (designated by “Q” in the table below) to be less than the applicable amount set forth in the table below for such period.

Minimum EBITDA (in millions of Dollars) as of the end of:
Q4 2017	$3.0
Q1 2018	$5.0
Q2 2018	$5.2
Q3 2018	$6.0
Q4 2018	$8.0
Q1 2019 and thereafter	$9.0

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:
“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, (c) the acquisition of a product license or a product line, or (d) a merger or consolidation or any other combination (other than a merger, consolidation or combination that effects a Disposition) with another Person (other than a Person that is already a Subsidiary).
“Aggregate Revenue” shall mean an amount based on a percentage of the aggregate of Net Sales, Royalties and any other income or revenue recognized by Borrower and/or its Subsidiary, on a consolidated basis, in accordance with GAAP (in each case, excluding the proceeds from Dispositions).
“Capital Expenditures” shall mean, for any period, all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the Incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.
“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least “A-l” by Standard & Poor’s Ratings Group or “P-l” by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System or is a U.S. branch of a foreign banking institution and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than one-hundred percent (100%) of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively or substantially in assets satisfying the foregoing requirements, (f) cash, and (g) other short term liquid investments approved in writing by Lender.
“Consolidated Net Income” shall mean, with respect to any Person and its Subsidiaries, for any period, the consolidated net income (or loss) of such Person and its respective Subsidiaries for such period, as determined under GAAP.
“Consolidated Unencumbered Liquid Assets” shall mean any Cash Equivalent Investment owned by Borrower and its Subsidiaries on a consolidated basis which are not the subject of any

Lien or other arrangement with any creditor to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of Borrower and such Subsidiaries other than the Lien for Lender.
“Disposition” shall mean, as to any asset or right of any Credit Party, (a) any sale, lease, assignment or other transfer (other than to any other Credit Party), but specifically excluding any license or sublicense, (b) any loss, destruction or damage thereof or (c) any condemnation, confiscation, requisition, seizure or taking thereof, in each case excluding (i) any Disposition (except as set forth in clauses (ii) and (iii) below) where the Net Cash Proceeds of any sale, lease, assignment, transfer, condemnation, confiscation, requisition, seizure or taking do not in the aggregate exceed $250,000 in any fiscal year, (ii) the sale of Inventory or Products in the ordinary course of business and (iii) any issuance of equity interests by Borrower.
“EBITDA” shall mean, for any Person and its Subsidiaries for any Test Period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period (and without duplication), (i) Interest Expense, (ii) income tax expense (including tax accruals), (iii) depreciation and amortization, (iv) nonrecurring cash fees, costs and expenses incurred in connection with (a) the Acquisitions of product licenses and product lines from a third party, and milestone and royalty payments to any third party, in relation to any Material Contract or any other Acquisition made prior to May 11, 2017, (b) the negotiation and closing of this Agreement and the Loan Documents and (c) the Merger, (v) non-cash expenses relating to equity-based compensation or purchase accounting and (vi) other non-recurring and/or non-cash expenses or charges approved by the Lender.
“Interest Expense” shall mean for any Person and its Subsidiaries for any period the consolidated interest expense of such Person and its Subsidiaries for such period (including all imputed interest on Capital Leases).
“Merger” shall have the meaning set forth in that certain Omnibus Joinder to Loan Documents and Third Amendment to Credit and Security Agreement and Limited Waiver dated as of May 11, 2017 by and among Borrower and Lender.
“Net Cash Proceeds” shall mean, with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Credit Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to and receipt by the applicable Credit Party), (iii) taxes and other governmental costs and expenses paid or reasonably estimated by a Credit Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Indebtedness (together with any interest thereon, premium or penalty and any other amount payable with respect thereto) secured by a Lien that has priority over the Lien, if any, of Lender on the asset subject to such Disposition, (v) reserves for purchase price adjustments and retained liabilities reasonably expected to be payable by the Credit Parties in connection therewith established in accordance with GAAP (provided that upon the final determination of the amount paid in respect of such purchase price adjustments and retained liabilities, the actual amount of purchase price adjustments and retained liabilities paid is less than such reserves, the difference shall, at such time, constitute Net Cash Proceeds) and (vi)(A) with respect to any Disposition described in clauses (a), (b) or (c) of the definition thereof, all money actually applied within one-hundred eighty (180) days to replace such assets to be used in the business of Borrower and the Subsidiaries, and (B) with respect to any Disposition, all money actually applied within one-hundred eighty (180) days to replace the assets in question or to repair or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking.
“Net Sales” shall mean the gross amount billed or invoiced by Borrower and its Subsidiaries for Services and for the sale of Products and (including products and services ancillary thereto) to independent customers, less deductions for (a) quantity, trade, cash or other discounts, allowances, credits or rebates (including customer rebates) actually allowed or taken, (b) amounts deducted, repaid or credited by reason of rejections or returns of goods and government mandated rebates, or because of chargebacks or retroactive price reductions, (c) charges for freight, handling, postage, transportation, insurance and other shipping charges and (d) taxes, tariffs, duties or other governmental charges or assessments (including any sales, value added or similar taxes other than an income tax) levied, absorbed or otherwise imposed on or with respect to the production, sale, transportation, delivery or use of pharmaceutical products. To the extent applicable, components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP. For the purposes of calculating Net Sales, Lender understands and agrees that (i) Affiliates of a Borrower shall not be regarded as independent customers, (ii) Net Sales shall not include Products distributed for product development purposes, including for use in pre-clinical trials and (iii) Net Sales shall not include pass-through revenue generated by the sales of gift cards.
“Product” shall mean any products manufactured, sold, developed, tested or marketed by Borrower or any of its Subsidiaries, including without limitation, those products set forth on Schedule 5.24 (as updated from time to time in accordance with Section 6.1(i)); provided, however, that if Borrower shall fail to comply with the obligations under Section 6.1(i) to give notice to Agent and update Schedule 5.24 prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition; and provided, further, that products manufactured by Borrower for unaffiliated third parties shall not be deemed “Products” hereunder.
“Royalties” shall mean the amount of any and all royalties, license fees and any other payments or income of any type recognized as revenue in accordance with GAAP by Borrower and its Subsidiaries with respect to the sale of Products or the provision of services by independent licensees of Borrower and/or its Subsidiaries, including any such payments characterized as a share of net profits, any up-front or lump sum payments, any milestone payments, commissions, fees or any other similar amounts, less deductions for amounts deducted, repaid or credited by reason of adjustments to the sales upon which royalty amounts are based, regardless of the reason for such adjustment to such sales. For the purposes of calculating Royalties, Lender understands and agrees that Affiliates of Borrower shall not be regarded as independent licensees.
“Services” shall mean services provided by Borrower or any Affiliate of Borrower to un-Affiliated Persons, including without limitation any sales, laboratory analysis, testing, consulting, marketing, commercialization and any other healthcare-related services.
“Test Period” shall mean the twelve (12) most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

EXHIBIT C
Consolidated Unencumbered Liquid Assets Worksheet
(Attachment to Compliance Certificate)

1. Consolidated Unencumbered Liquid Assets for the applicable period most recently ended:	$___________
2. Minimum Consolidated Unencumbered Liquid Assets for such period:	$[__________]
3. In compliance:	YES - NO

EXHIBIT D
CLOSING AGENDA
See attached.